Exhibit 99.1

HCP ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2013

FOURTH QUARTER 2013 HIGHLIGHTS

--              FFO per share increased 7% to $0.76; FFO as adjusted per share increased 6% to $0.76; FAD per share increased 7% to $0.61; and EPS was $0.64

--              Achieved year-over-year three-month cash NOI SPP growth of 3.5%

--              Extended leases on three acute care hospitals with Tenet Healthcare Corporation

--              Raised $800 million of 4.25% senior unsecured notes due 2023

--              Awarded NAREIT’s Healthcare Leader in the Light Award for sustainability achievements for a second consecutive year and received 19 ENERGY STAR certifications

FULL YEAR 2013 HIGHLIGHTS

--              FFO per share increased 8% to $2.95; FFO as adjusted per share increased 8% to $3.01; FAD per share increased 14% to $2.52; and EPS was $2.13

--              Achieved year-over-year cash NOI SPP growth of 3.1%

--              Completed $598 million of investments

--              Sold real estate assets for $111 million realizing net gains of $68 million

--              Added to the CDP’s, Dow Jones and FTSE4Good sustainability leadership indices; and named by GRESB as the Global and North American leader for the healthcare sector

--              Earned 37 ENERGY STAR and 5 LEED certifications bringing our totals, through December 31, 2013, to 130 ENERGY STAR along with 10 LEED certifications

2014 OUTLOOK AND DIVIDEND

--              Full year guidance, not including the impact of potential future acquisitions, for FFO per share is $2.96 – $3.02; FAD per share is $2.47 – $2.53; and earnings per share is $2.04 – $2.10

--              Full year guidance for cash NOI SPP growth of 3% – 4%

--              Increased the quarterly cash dividend 3.8% to $0.545 per share, which represents our 29th consecutive year with a dividend increase

--              HCP continues as the only REIT included in the S&P 500 Dividend Aristocrats index

LONG BEACH, CA, February 11, 2014 – HCP (the “Company” or “we”) (NYSE:HCP) announced results for the quarter and year ended December 31, 2013 as follows (in thousands, except per share amounts):

FOURTH QUARTER COMPARISON

	Three Months Ended December 31, 2013		Three Months Ended December 31, 2012		Per Share
	Amount	Per Share	Amount	Per Share	Change
FFO	$346,018	$0.76	$317,839	$0.71	$0.05
Severance-related charges (1)	870	—	—	—	—
Merger-related items (2)	—	—	5,642	0.01	(0.01)

FFO as adjusted	$346,888	$0.76	$323,481	$0.72	$0.04
FAD	$276,829	$0.61	$253,841	$0.57	$0.04
EPS	$292,625	$0.64	$239,881	$0.53	$0.11

____________________________________

(1)          Severance-related charges were attributable to the termination of the Company’s former Chairman, Chief Executive Officer and President on October 2, 2013. See the “Funds From Operations” section of this release for additional information.

(2)          The merger-related items were attributable to the $1.7 billion Senior Housing Portfolio acquisition in the fourth quarter of 2012. See the “Funds From Operations” section of this release for additional information.

In addition to the severance-related charges, operating results for the quarter ended December 31, 2013 include the positive impact of $0.01 per share or $6 million of equity income from unconsolidated joint venture related to a capital distribution from our interest in the Hyde Park senior housing development project. Earnings per share for the quarters ended December 31, 2013 and 2012, also include gain on sales of real estate, net of impairments, of $59 million and $29 million, respectively.

FULL YEAR COMPARISON

	Year Ended		Year Ended
	December 31, 2013		December 31, 2012		Per Share
	Amount	Per Share	Amount	Per Share	Change
FFO(1)	$1,349,264	$2.95	$1,166,508	$2.72	$0.23
Severance-related charges	27,244	0.06	—	—	0.06
Preferred stock redemption charges, merger-related items and impairments	—	—	23,952	0.06	(0.06)
FFO as adjusted	$1,376,508	$3.01	$1,190,460	$2.78	$0.23
FAD	$1,151,891	$2.52	$949,306	$2.22	$0.30
EPS	$969,103	$2.13	$812,289	$1.90	$0.23

_________________________________________

(1)          See the “Funds From Operations” section of this release for additional information.

In addition to the severance-related charges, operating results for the year ended December 31, 2013 include the positive impact of: (i) $0.05 per share of interest income from the full payoff of our Barchester debt investments; (ii) $0.02 per share related to gain on sales of marketable securities; and (iii) $0.01 per share of equity income from Hyde Park; partially offset by (iv) a $0.02 per share charge resulting from an adjustment to non-cash rents, primarily in our hospital segment. Earnings per share for the year ended December 31, 2013 also includes net gain on sales of real estate of $68 million.

In addition to the preferred stock redemption charges, merger-related items and impairments, operating results for the year ended December 31, 2012 include the positive impact of $0.02 per share resulting from an insurance recovery of past G&A expenses. Earnings per share for the year ended December 31, 2012 also includes gain on sales of real estate of $31 million.

FFO, FFO as adjusted and FAD are supplemental non-GAAP financial measures that we believe are useful in evaluating the operating performance of real estate investment trusts. See the “Funds From Operations” section of this release for additional information regarding FFO and FFO as adjusted and the “Funds Available for Distribution” section of this release for additional information regarding FAD.

FOURTH QUARTER HIGHLIGHTS

INVESTMENT TRANSACTIONS

During the quarter ended December 31, 2013, we funded $57 million for construction and other capital projects, primarily in our life science, medical office and senior housing segments; and sold: (i) eight post-acute/skilled nursing facilities for $68 million, (ii) a senior housing facility for $18 million and (iii) two medical office buildings for $6 million.

FINANCING ACTIVITIES

On November 12, 2013, we issued $800 million of 4.25% senior unsecured notes due 2023. The notes were priced at 99.54% of the principal amount with an effective yield-to-maturity of 4.307%; net proceeds from this offering were $789 million.

On December 16, 2013, we repaid $400 million of maturing senior unsecured notes, which accrued interest at a rate of 5.65%. The senior unsecured notes were repaid with a portion of the proceeds from our November 2013 bond offering.

SIGNIFICANT LEASING TRANSACTIONS

On October 8, 2013, we executed an eight-year, 69,000 sq. ft. new lease with a genomic diagnostics tenant, CardioDx, at our Redwood City, California life science campus. The lease with CardioDx will anchor approximately 75% of two redevelopment buildings that were repositioned in 2011.

On November 21, 2013, HCP and Tenet Healthcare Corporation reached an agreement to modify and extend three acute care hospital leases representing 656 licensed beds. The leases were extended at current rent levels and contain annual CPI-based escalators under staggered terms from three to eight years with purchase options exercisable for a fixed price at the end of each term.

SUSTAINABILITY

In 2013, HCP was awarded NAREIT’s Healthcare Leader in the Light Award for the second consecutive year. We have received the NAREIT Leader in the Light Award six of the past seven years. During the quarter ended December 31, 2013, we earned 19 ENERGY STAR awards in our medical office, life science and senior housing segments. Through December 31, 2013, we have been awarded 130 ENERGY STAR and 10 LEED certifications.

More information about HCP’s sustainability efforts can be found on our website at www.hcpi.com/sustainability.

DIVIDEND

On January 30, 2014, our Board of Directors declared a quarterly cash dividend of $0.545 per common share. The dividend will be paid on February 25, 2014 to stockholders of record as of the close of business on February 10, 2014. The annualized distribution rate per share for 2014 increased 3.8% to $2.18, compared to $2.10 for 2013, which represents the 29th consecutive year with a dividend increase. HCP continues as the only REIT included  in the S&P 500 Dividend Aristocrats index.

2014 OUTLOOK

For full year 2014, we expect: FFO applicable to common shares to range between $2.96 and $3.02 per share; FAD applicable to common shares to range between $2.47 and $2.53 per share; and net income applicable to common shares to range between $2.04 and $2.10 per share. These estimates do not reflect the potential impact of future acquisitions. See the “Projected Future Operations” section of this release for additional information regarding these estimates.

COMPANY INFORMATION

HCP has scheduled a conference call and webcast for Tuesday, February 11, 2014 at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) in order to present the Company’s performance and operating results for the quarter and year ended December 31, 2013. The conference call is accessible by dialing (877) 724-7556 (U.S.) or (706) 645-4695 (International). The participant passcode is 33156078. The webcast is accessible via the Company’s website at www.hcpi.com. This link can be found on the “Event Calendar” page, which is under the “Investor Relations” tab. Through February 26, 2014, an archive of the webcast will be available on our website, and a telephonic replay can be accessed by calling (855) 859-2056 (U.S.) or (404) 537-3406 (International) and entering passcode 33156078. The Company’s supplemental information package for the current period will also be available on the Company’s website in the “Presentations” section of the “Investor Relations” tab.

ABOUT HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. The Company’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital. A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 29 consecutive years; (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is a global leader in sustainability as a member of the CDP, Dow Jones and FTSE4Good sustainability leadership indices, and the Global and North American healthcare sector leader for GRESB. For more information regarding HCP, visit the Company’s website at www.hcpi.com.

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FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, among other things, the Company’s expectations with respect to (i) net income applicable to common shares on a diluted basis, FFO and FAD applicable to common shares on a diluted basis for the full year of 2014; (ii) the payment of the regular quarterly dividend; and (iii) cash NOI SPP growth for the full year of 2014. These statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of the Company and its management’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements.  These risks and uncertainties include but are not limited to: changes in global, national and local economic conditions, including a prolonged period of weak economic growth; volatility or uncertainty in the capital markets, including changes in the availability and cost of capital (impacted by changes in interest rates and the value of our common stock), which may adversely impact our ability to consummate transactions or reduce the earnings from potential transactions; the Company’s ability to manage its indebtedness level and changes in the terms of such indebtedness; the effect on healthcare providers of the recently enacted and pending Congressional legislation addressing entitlement programs and related services, including Medicare and Medicaid, which may result in future reductions in reimbursements; the ability of operators, tenants and borrowers to conduct their respective businesses in a manner sufficient to maintain or increase their revenues and to generate sufficient income to make rent and loan payments to the Company and the Company’s ability to recover investments made, if applicable, in their operations; the financial weakness of some operators and tenants, including potential bankruptcies and downturns in their businesses, which results in uncertainties regarding the Company’s ability to continue to realize the full benefit of such operators’ and/or tenants’ leases; changes in federal, state or local laws and regulations, including those affecting the healthcare industry that affect the Company’s costs of compliance or increase the costs, or otherwise affect the operations of operators, tenants and borrowers; the potential impact of future litigation matters, including the possibility of larger than expected litigation costs, adverse results and related developments; competition for tenants and borrowers, including with respect to new leases and mortgages and the renewal or rollover of existing leases; the Company’s ability to negotiate the same or better terms with new tenants or operators if existing leases are not renewed or the Company exercises its right to replace an existing operator or tenant upon default; availability of suitable properties to acquire at favorable prices and the competition for the acquisition and financing of those properties; the financial, legal, regulatory and reputational difficulties of significant operators of the Company’s properties; the risk that the Company may not be able to achieve the benefits of investments within expected time-frames or at all, or within expected cost projections; the ability to obtain financing necessary to consummate acquisitions on favorable terms; risks associated with the Company’s investments in joint ventures and unconsolidated entities, including its lack of sole decision-making authority and its reliance on its joint venture partners’ financial condition and continued cooperation; changes in the credit ratings on U.S. government debt securities or default or delay in payment by the U.S. of its obligations. These risks and uncertainties are described in the Company’s Securities and Exchange Commission filings. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

CONTACT

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

562-733-5309

HCP, Inc.

Consolidated Balance Sheets

In thousands, except share and per share data

(Unaudited)

	December 31,	December 31,
	2013	2012
Assets
Real estate:
Buildings and improvements	$10,544,110	$10,448,752
Development costs and construction in progress	225,869	236,859
Land	1,822,862	1,838,613
Accumulated depreciation and amortization	(1,965,592)	(1,694,892)
Net real estate	10,627,249	10,829,332

Net investment in direct financing leases	7,153,399	6,881,393
Loans receivable, net	366,001	276,030
Investments in and advances to unconsolidated joint ventures	196,576	212,213
Accounts receivable, net of allowance of $1,529 and $1,668, respectively	27,494	34,150
Cash and cash equivalents	300,556	247,673
Restricted cash	37,229	37,848
Intangible assets, net	489,842	551,737
Real estate and intangible assets held for sale, net	9,819	56,659
Other assets, net	867,705	788,520

Total assets	$20,075,870	$19,915,555

Liabilities and equity
Term loan	$226,858	$222,694
Senior unsecured notes	6,963,375	6,712,624
Mortgage debt	1,396,485	1,665,210
Mortgage debt and intangible liabilities on assets held for sale, net	—	13,063
Other debt	74,909	81,958
Intangible liabilities, net	98,810	104,180
Accounts payable and accrued liabilities	318,427	293,994
Deferred revenue	65,872	68,055
Total liabilities	9,144,736	9,161,778

Common stock, $1.00 par value: 750,000,000 shares authorized; 456,960,648 and 453,191,321 shares issued and outstanding, respectively	456,961	453,191
Additional paid-in capital	11,334,041	11,180,066
Cumulative dividends in excess of earnings	(1,053,215)	(1,067,367)
Accumulated other comprehensive loss	(14,487)	(14,653)
Total stockholders’ equity	10,723,300	10,551,237

Joint venture partners	23,729	14,752
Non-managing member unitholders	184,105	187,788
Total noncontrolling interests	207,834	202,540

Total equity	10,931,134	10,753,777

Total liabilities and equity	$20,075,870	$19,915,555

HCP, Inc.

Consolidated Statements of Income

In thousands, except per share data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Revenues:
Rental and related revenues	$284,673	$274,029	$1,128,054	$997,767
Tenant recoveries	25,383	25,004	100,649	94,626
Resident fees and services	37,780	34,777	146,288	139,073
Income from direct financing leases	164,472	156,728	636,881	622,073
Interest income	17,548	12,223	86,159	24,536
Investment management fee income	441	472	1,847	1,895
Total revenues	530,297	503,233	2,099,878	1,879,970

Costs and expenses:
Interest expense	109,603	107,015	435,252	416,172
Depreciation and amortization	106,140	97,921	423,312	353,704
Operating	76,292	73,286	298,282	280,716
General and administrative	19,190	25,105	109,233	79,395
Impairments	—	—	—	7,878
Total costs and expenses	311,225	303,327	1,266,079	1,137,865

Other income, net	1,184	304	18,216	2,976

Income before income taxes and equity income from unconsolidated joint ventures	220,256	200,210	852,015	745,081
Income taxes	(2,261)	489	(5,815)	1,654
Equity income from unconsolidated joint ventures	20,155	11,652	64,433	54,455
Income from continuing operations	238,150	212,351	910,633	801,190

Discontinued operations:
Income before impairment losses and gain on sales of real estate, net of income taxes	180	5,311	5,879	14,198
Impairment losses on real estate	(1,372)	—	(1,372)	—
Gain on sales of real estate, net of income taxes	60,681	28,598	69,866	31,454
Total discontinued operations	59,489	33,909	74,373	45,652

Net income	297,639	246,260	985,006	846,842
Noncontrolling interests’ share in earnings	(4,544)	(5,232)	(14,169)	(14,302)
Net income attributable to HCP, Inc.	293,095	241,028	970,837	832,540
Preferred stock dividends	—	—	—	(17,006)
Participating securities’ share in earnings	(470)	(1,147)	(1,734)	(3,245)

Net income applicable to common shares	$292,625	$239,881	$969,103	$812,289

Basic earnings per common share:
Continuing operations	$0.51	$0.46	$1.97	$1.80
Discontinued operations	0.13	0.08	0.16	0.10
Net income applicable to common shares	$0.64	$0.54	$2.13	$1.90

Diluted earnings per common share:
Continuing operations	$0.51	$0.46	$1.97	$1.80
Discontinued operations	0.13	0.07	0.16	0.10
Net income applicable to common shares	$0.64	$0.53	$2.13	$1.90

Weighted average shares used to calculate earnings per common share:
Basic	456,334	447,889	455,002	427,047

Diluted	456,631	448,903	455,702	428,316

HCP, Inc.

Consolidated Statements of Cash Flows

In thousands

(Unaudited)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$985,006	$846,842
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	423,312	353,704
Discontinued operations	5,862	12,808
Amortization of above and below market lease intangibles, net	(6,646)	(2,232)
Amortization of deferred compensation	39,980	23,277
Amortization of deferred financing costs, net	18,541	16,501
Straight-line rents	(39,587)	(47,311)
Loan and direct financing lease interest accretion	(86,314)	(95,444)
Deferred rental revenues	(2,843)	(1,655)
Equity income from unconsolidated joint ventures	(64,433)	(54,455)
Distributions of earnings from unconsolidated joint ventures	3,989	3,384
Gain on sales of real estate	(69,866)	(31,454)
Marketable securities gains, net	(11,350)	—
Foreign currency and derivative losses, net	533	43
Impairments	1,372	7,878
Changes in:
Accounts receivable, net	6,656	(7,469)
Other assets	(58,290)	(3,814)
Accounts payable and accrued liabilities	3,065	14,267
Net cash provided by operating activities	1,148,987	1,034,870
Cash flows from investing activities:
Other real estate acquisitions	(64,678)	(186,478)
Senior housing portfolio acquisition	—	(1,701,410)
Development of real estate	(130,317)	(133,596)
Leasing costs and tenant and capital improvements	(64,557)	(61,440)
Proceeds from sales of real estate, net	95,816	150,943
Distributions in excess of earnings from unconsolidated joint ventures	14,102	2,915
Purchases of marketable securities	(16,706)	(214,859)
Proceeds from the sales of marketable securities	28,403	—
Principal repayments on loans receivable	263,445	45,046
Investments in loans receivable	(322,775)	(218,978)
Decrease in restricted cash	619	3,705
Net cash used in investing activities	(196,648)	(2,314,152)
Cash flows from financing activities:
Net repayments under bank line of credit	—	(454,000)
Borrowings under term loan	—	214,789
Issuance of senior unsecured notes	800,000	1,550,000
Repayments of senior unsecured notes	(550,000)	(250,000)
Repayments of mortgage debt	(302,119)	(155,565)
Issuance of mortgage and other debt	6,798	—
Deferred financing costs	(7,300)	(27,565)
Preferred stock redemption	—	(295,500)
Net proceeds from the issuance of common stock and exercise of options	114,082	1,792,786
Dividends paid on common and preferred stock	(956,685)	(865,306)
Issuance of noncontrolling interests	12,472	1,584
Purchase of noncontrolling interests	—	(2,143)
Distributions to noncontrolling interests	(17,664)	(15,631)
Net cash provided by (used in) financing activities	(900,416)	1,493,449
Effect of foreign exchange on cash and cash equivalents	960	—
Net increase in cash and cash equivalents	52,883	214,167
Cash and cash equivalents, beginning of year	247,673	33,506
Cash and cash equivalents, end of year	$300,556	$247,673

HCP, Inc.

Funds From Operations(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Net income applicable to common shares	$292,625	$239,881	$969,103	$812,289
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	106,140	97,921	423,312	353,704
Discontinued operations	1,258	2,252	5,862	12,808
Impairments of real estate	1,372	—	1,372	—
Direct financing lease (“DFL”) depreciation	3,737	3,330	14,326	12,756
Gain on sales of real estate	(60,681)	(28,598)	(69,866)	(31,454)
Equity income from unconsolidated joint ventures	(20,155)	(11,652)	(64,433)	(54,455)
FFO from unconsolidated joint ventures	21,785	14,438	74,324	64,933
Noncontrolling interests’ and participating securities’ share in earnings	5,014	6,379	15,903	17,547
Noncontrolling interests’ and participating securities’ share in FFO	(5,077)	(6,112)	(20,639)	(21,620)
FFO applicable to common shares	$346,018	$317,839	$1,349,264	$1,166,508
Distributions on dilutive convertible units	3,310	3,631	13,276	13,028
Diluted FFO applicable to common shares	$349,328	$321,470	$1,362,540	$1,179,536

Diluted FFO per common share	$0.76	$0.71	$2.95	$2.72

Weighted average shares used to calculate diluted FFO per share	462,620	454,992	461,710	434,328

Impact of adjustments to FFO:
Severance-related charges (2)	$870	$—	$27,244	$—
Preferred stock redemption charge (3)	—	—	—	10,432
Merger-related items (4)	—	5,642	—	5,642
Impairments (5)	—	—	—	7,878
	$870	$5,642	$27,244	$23,952

FFO as adjusted applicable to common shares	$346,888	$323,481	$1,376,508	$1,190,460
Distributions on dilutive convertible units and other	3,310	3,613	13,220	12,957
Diluted FFO as adjusted applicable to common shares	$350,198	$327,094	$1,389,728	$1,203,417
Per common share impact of adjustments on diluted FFO	$—	$0.01	$0.06	$0.06

Diluted FFO as adjusted per common share	$0.76	$0.72	$3.01	$2.78

Weighted average shares used to calculate diluted FFO as adjusted per share	462,620	452,122	461,710	433,607

(1)          We believe Funds From Operations (“FFO”) is an important supplemental measure of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets utilizes straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. The term FFO was designed by the REIT industry to address this issue. FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is net income applicable to common shares (computed in accordance with U.S. generally accepted accounting principles or “GAAP”), excluding gains or losses from acquisition and dispositions of depreciable real estate or related interests, impairments of, or related to, depreciable real estate, plus real estate and DFL depreciation and amortization, with adjustments for joint ventures. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that have a different interpretation of the current NAREIT definition from ours. In addition, we present FFO before the impact of severance-related charges, litigation settlement charges, preferred stock redemption charges, impairments (recoveries) of non-depreciable assets and merger-related items (“FFO as adjusted”). Management believes FFO as adjusted is a useful alternative measurement. This measure is a modification of the NAREIT definition of FFO and should not be used as an alternative to net income (determined in accordance with GAAP).

(2)          The Company’s Board of Directors terminated its former Chairman, Chief Executive Officer and President on October 2, 2013. As a result of the termination, we incurred severance-related charges of $27.2 million that include: (i) the acceleration of $16.7 million of deferred compensation for restricted stock units and options that vested upon termination; and (ii) severance payments and other costs of approximately $10.5 million.

(3)          In connection with the redemption of our preferred stock, we incurred a one-time, non-cash redemption charge of $10.4 million related to the original issuance costs of the preferred stock.

(4)          The merger-related items of $0.02 per share attributable to the $1.7 billion Senior Housing Portfolio acquisition include direct transaction costs and the impact of the negative carry of prefunding the transaction with the $1.0 billion, or 22 million shares, common stock offering completed on October 19, 2012 on the calculation of weighted average shares.

(5)          The impairment charge of $7.9 million relates to the sale of a land parcel in our life science segment.

HCP, Inc.

Funds Available for Distribution(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
FFO as adjusted applicable to common shares	$346,888	$323,481	$1,376,508	$1,190,460
Amortization of above and below market lease intangibles, net	(232)	(377)	(6,646)	(2,232)
Amortization of deferred compensation(2)	6,147	6,330	23,327	23,277
Amortization of deferred financing costs, net	4,619	4,086	18,541	16,501
Straight-line rents	(11,028)	(13,703)	(39,587)	(47,311)
DFL accretion(3)	(20,669)	(23,168)	(86,055)	(94,240)
DFL depreciation	(3,737)	(3,330)	(14,326)	(12,756)
Deferred revenues – tenant improvement related	(429)	(313)	(2,906)	(1,570)
Deferred revenues – additional rents (SAB 104)	(2,487)	(2,443)	63	(85)
Leasing costs and tenant and capital improvements	(30,593)	(18,623)	(64,557)	(61,440)
Joint venture and other FAD adjustments(3)	(11,650)	(18,099)	(52,471)	(61,298)
FAD applicable to common shares	$276,829	$253,841	$1,151,891	$949,306
Distributions on dilutive convertible units	2,174	2,310	13,276	7,714
Diluted FAD applicable to common shares	$279,003	$256,151	$1,165,167	$957,020
Diluted FAD per common share	$0.61	$0.57	$2.52	$2.22
Weighted average shares used to calculate diluted FAD per common share	460,761	450,207	461,710	431,429

(1)          Funds Available for Distribution (“FAD”) is defined as FFO as adjusted after excluding the impact of the following: (i) amortization of acquired above/below market lease intangibles, net; (ii) amortization of deferred compensation expense; (iii) amortization of deferred financing costs, net; (iv) straight-line rents; (v) accretion and depreciation related to DFLs; and (vi) deferred revenues. Further, FAD is computed after deducting recurring capital expenditures, including leasing costs and second generation tenant and capital improvements and includes similar adjustments to compute our share of FAD from our unconsolidated joint ventures. Other REITs or real estate companies may use different methodologies for calculating FAD, and accordingly, our FAD may not be comparable to those reported by other REITs. Although our FAD computation may not be comparable to that of other REITs, management believes FAD provides a meaningful supplemental measure of our ability to fund our ongoing dividend payments. In addition, management believes that in order to further understand and analyze our liquidity, FAD should be compared with net cash flows from operating activities as determined in accordance with GAAP and presented in our consolidated financial statements. FAD does not represent cash generated from operating activities determined in accordance with GAAP, and FAD should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of our liquidity.

(2)          Excludes $16.7 million related to the acceleration of deferred compensation for restricted stock units and options that vested upon termination of the Company’s former Chairman, Chief Executive Officer and President on October 2, 2013, which is included in severance-related charges for the year ended December 31, 2013.

(3)          For the three and twelve months ended December 31, 2013, DFL accretion reflects an elimination of $15.5 million and $62.1 million, respectively. For the three and twelve months ended December 31, 2012, DFL accretion reflects an elimination of $15.0 million and $59.4 million, respectively. Our ownership interest in HCR ManorCare, Inc. (“HCR ManorCare”) is accounted for using the equity method, which requires an ongoing elimination of DFL income that is proportional to our ownership in HCR ManorCare. Further, our share of earnings from HCR ManorCare (equity income) increases for the corresponding elimination of related lease expense recognized at the HCR ManorCare level, which we present as a non-cash joint venture FAD adjustment.

HCP, Inc.

Net Operating Income and Same Property Performance(1)(2)

Dollars in thousands

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income	$297,639	$246,260	$985,006	$846,842
Interest income	(17,548)	(12,223)	(86,159)	(24,536)
Investment management fee income	(441)	(472)	(1,847)	(1,895)
Interest expense	109,603	107,015	435,252	416,172
Depreciation and amortization	106,140	97,921	423,312	353,704
General and administrative	19,190	25,105	109,233	79,395
Impairments	—	—	—	7,878
Other income, net	(1,184)	(304)	(18,216)	(2,976)
Income taxes	2,261	(489)	5,815	(1,654)
Equity income from unconsolidated joint ventures	(20,155)	(11,652)	(64,433)	(54,455)
Total discontinued operations	(59,489)	(33,909)	(74,373)	(45,652)
NOI	$436,016	$417,252	$1,713,590	$1,572,823
Straight-line rents	(11,028)	(13,703)	(39,587)	(47,311)
DFL accretion	(20,669)	(23,168)	(86,055)	(94,240)
Amortization of above and below market lease intangibles, net	(232)	(377)	(6,646)	(2,232)
Lease termination fees	3	(63)	(217)	(636)
NOI adjustments related to discontinued operations	(77)	45	(47)	1,585
Cash (Adjusted) NOI	$404,013	$379,986	$1,581,038	$1,429,989
Non-SPP cash (adjusted) NOI	(29,921)	(18,539)	(133,918)	(26,023)
Same property portfolio cash (adjusted) NOI(2)	$374,092	$361,447	$1,447,120	$1,403,966
Cash (Adjusted) NOI % change – SPP(2)	3.5%		3.1%

________________________________________

(1)          We believe Net Operating Income from Continuing Operations (“NOI”) provides investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis. We use NOI and adjusted NOI to make decisions about resource allocations, to assess and compare property level performance, and evaluate SPP. We believe that net income is the most directly comparable GAAP measure to NOI. NOI should not be viewed as an alternative measure of operating performance to net income (determined in accordance with GAAP) since it excludes certain components from net income. Further, our NOI may not be comparable to that of other REITs or real estate companies, as they may use different methodologies for calculating NOI.

NOI is defined as rental and related revenues, including tenant recoveries, resident fees and services, and income from DFLs, less property level operating expenses. NOI excludes interest income, investment management fee income, interest expense, depreciation and amortization, general and administrative expenses, litigation settlement, impairments, impairment recoveries, other income, net, income taxes, equity income from and impairments of unconsolidated joint ventures, and discontinued operations. Adjusted NOI is calculated as NOI eliminating the effects of straight-line rents, DFL accretion, amortization of above and below market lease intangibles, and lease termination fees. Adjusted NOI is sometimes referred to as “cash NOI.”

(2)          Same property portfolio (“SPP”) statistics allow management to evaluate the performance of our real estate portfolio under a consistent population, which eliminates the changes in the composition of our portfolio of properties. We identify our SPP as stabilized properties that remained in operations and were consistently reported as leased properties or operating properties (RIDEA) for the duration of the year-over-year comparison periods presented. Accordingly, it takes a stabilized property a minimum of 12 months in operations under a consistent reporting structure to be included in our SPP. SPP NOI excludes certain non-property specific operating expenses that are allocated to each operating segment on a consolidated basis.

HCP, Inc.

Projected Future Operations(1)

(Unaudited)

	Full Year 2014
	Low	High

Diluted earnings per common share	$2.04	$2.10
Real estate depreciation and amortization	0.92	0.92
DFL depreciation	0.03	0.03
Gain on sales of real estate	(0.04)	(0.04)
Joint venture FFO adjustments	0.01	0.01
Diluted FFO per common share	$2.96	$3.02
Amortization of net below market lease intangibles and deferred revenues	(0.01)	(0.01)
Amortization of deferred compensation	0.05	0.05
Amortization of deferred financing costs, net	0.04	0.04
Straight-line rents	(0.09)	(0.09)
DFL accretion(2)	(0.17)	(0.17)
DFL depreciation	(0.03)	(0.03)
Leasing costs and tenant and capital improvements	(0.15)	(0.15)
Joint venture and other FAD adjustments(2)	(0.13)	(0.13)
Diluted FAD per common share	$2.47	$2.53

________________________________________

(1)          Except as otherwise noted above, the foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development items and the earnings impact of the events referenced in this release. Except as otherwise noted, these estimates do not reflect the potential impact of future acquisitions, dispositions, other impairments or recoveries, the future bankruptcy or insolvency of our operators, lessees, borrowers or other obligors, the effect of any future restructuring of our contractual relationships with such entities, gains or losses on marketable securities, ineffectiveness related to our cash flow hedges, or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. There can be no assurance that our actual results will not differ materially from the estimates set forth above. The aforementioned ranges represent management’s best estimates based upon the underlying assumptions as of the date of this press release. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

(2)          Our ownership interest in HCR ManorCare OpCo is accounted for using the equity method, which requires an ongoing elimination of DFL income that is proportional to our ownership in HCR ManorCare OpCo. Further, our share of earnings from HCR ManorCare OpCo (equity income) increases for the corresponding elimination of related lease expense recognized at the HCR ManorCare OpCo level, which we present as a non-cash joint venture FAD adjustment.